ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

(Supplementing Prospectus Supplement Dated December 11, 2009)

Registration No. 333-160712

December 18, 2009

You should read this free writing prospectus together with the prospectus supplement dated December 11, 2009 and prospectus dated July 20, 2009 filed pursuant to a registration statement on Form S-3 (File No. 333-160712). This free writing prospectus updates and supplements the prospectus supplement as described below.

In the prospectus supplement, under the section titled “Plan of Distribution,” we previously indicated that we expected the shares of our common stock purchased in connection with this offering would be delivered only in book-entry form through The Depository Trust Company, New York, New York.  We now expect that the shares of common stock purchased in connection with this offering will be delivered either in book-entry form through The Depository Trust Company, New York, New York at the closing of this offering, or in physical, certificated form within a commercially reasonable time after the closing of this offering.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may obtain the prospectus related to the offering from us if you request it by calling toll-free 1-877-684-2265.